Exhibit 16.1

August 3, 2005

To Whom It May Concern:

We were the auditors of G.G.S. Plastic Engineering Inc. for the years ended July 31, 2003 and July 31, 2004, in accordance with Canadian Generally Accepted Standards (GAAS), and we wish to advise the following:

1)	Our report on the financial statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles.

2)	There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

3)	We have withdrawn our U.S. GAAS report on the financial statements for fiscal 2003.

Yours very truly,

EVANSMARTIN LLP

/s/ Evans Martin LLP
Chartered Accountants